UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 16, 2015

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On December 16, 2015, the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) appointed Margaret H. Georgiadis, President, Americas at Google, Inc., a global technology company, as a Class II director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2018), effective immediately. In connection with Ms. Georgiadis’ appointment, the Board adopted a resolution increasing the authorized number of directors on the Board from 10 to 11.

Prior to joining Google as President, Americas in October 2011, Ms. Georgiadis was the COO of Groupon, Inc. from April 2011 through September 2011. Before joining Groupon, she served as Vice President, Global Sales Operations at Google from September 2009 through April 2011. From January 2009 through September 2009, Ms. Georgiadis was a principal at Synetro Capital LLC, a private investment firm based in Chicago. Previously she served as Executive Vice President, Card Products and Chief Marketing Officer at Discover Financial Services from 2005 through 2008, and as a partner at McKinsey and Company London and Chicago from 1990 through 2004. Ms. Georgiadis has been a Director of McDonald's Corp. since January 2015. Ms. Georgiadis holds a Bachelor’s degree in economics from Harvard College and a Master of Business Administration degree from Harvard Business School.

Ms. Georgiadis is eligible for the Company’s standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2015. The Company has entered or will enter into the form of indemnification agreement with Ms. Georgiadis that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 17, 2015	By:	/s/ Nicholas S. Khadder
Nicholas S. Khadder
SVP, General Counsel and Secretary